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                                                                   EXHIBIT 10.63

                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  THIS AGREEMENT ("Agreement") is executed this 1st day of March, 2001 but effective as of the 1st day of January 2001, by and between John Kennedy, an individual resident of the State of Pennsylvania ("Employee"), and RailWorks Corporation, a Delaware corporation ("Employer").

                                   WITNESSETH

                  WHEREAS, the Employee has been employed by Employer pursuant to an Amended and Restated Employment Agreement dated as of January 1, 2000 ("Prior Agreement");

                  WHEREAS, Employer and Employee desire to amend the Prior Agreement and restate it as so amended; and

                  WHEREAS, the Employee desires to be so employed by the Employer, on the terms and conditions as contained herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1.        EMPLOYMENT.

                  Subject to the terms hereof, Employer will employ Employee and Employee hereby accepts such employment. The Employee shall serve as Director, Business Development of Employer.

                  Subject to the terms and conditions of this Agreement, Employee will devote a mutually agreeable portion of his business time and efforts in the rail and rail supply industries to the performance of his job as Director, Business Development, of Employer; subject to direction of Employer's Vice President, Corporate Business Development.

         SECTION 2. TERM OF EMPLOYMENT. The term of the Employee's employment hereunder (the "Term") shall be from May 21, 1998, the effective date of the commencement of Employee's employment by Employer, until the occurrence of any of the following events:

         (i) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of six (6) consecutive months during any consecutive twelve (12) month period during the term hereof, as determined by an independent medical doctor jointly chosen by the Employee and the Employer) by reason of mental or physical disability;

         (ii) The termination by Employer of Employee's employment hereunder, upon thirty (30) days prior written notice to Employee, for "good cause", as reasonably


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                  determined by the Board of Directors. For purposes of this
                  Agreement, "good cause" for termination of Employee's employment shall exist (A) if Employee is convicted of, pleads guilty to or confesses to any felony or any act of fraud, misappropriation or embezzlement, (B) if Employee has engaged in a dishonest act to the material damage or prejudice of Employer or an affiliate of Employer, or in conduct or activities materially damaging to the property, business, or reputation of Employer or an affiliate of Employer, or (C) if Employee violates any of the provisions contained in Section 5 of this Agreement, after receiving written notice from the Employer specifically outlining the alleged violations by the Employee of Section 5 hereof and either (1) the Employee fails to stop the alleged behavior which is claimed to be such a breach within thirty (30)
                  days of receipt by the Employee of such written notice or (2) the Employer prevails in mediation or binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association which arbitration is commenced by the Employee within thirty (30) days of receipt by the Employer of such notice in accordance with the provisions of Section
                  5.6 hereof;

         (iii) The termination by either the Employee or the Employer, upon thirty (30) days written notice to the other party, in the event of a Change of Control of the Employer (as defined herein below).

                  For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Employer, a corporation owned directly or indirectly by the stockholders of Employer (immediately after the IPO) or any of their respective affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 50% or more of the total voting power represented by Employer's then outstanding securities that vote generally in the election of directors (referred to herein as "Voting Securities"), including, without limitation, by reason of the agreement of a third party (including Employee) to vote the Voting Securities owned by such third party in the same manner as such person votes the Voting Securities owned by such person; (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new directors whose election by the Board of Directors or nomination for election by Employer's stockholders was approved by a vote or a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason TO constitute a majority of the Board of Directors; (C) the stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger or consolidation (i) which would result in the Voting Securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being convened into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of Employer or such surviving entity


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                  outstanding immediately after such merger or consolidation or
                  (ii) in which 50% or more of the board of directors of the surviving entity is composed of members from the Board of Directors of Employer; (D) the stockholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by the Employer of (in one transaction or a series of transactions) all or substantially all of the Employer's assets; (E) the executive offices of Employer are relocated from the Greater Baltimore Metropolitan Area or (F) the Employee is not a member of the Board of Directors or is not on any Executive Committee or similar committee of the Board of Directors; or

         (iv) After December 31, 2001, this Agreement shall continue upon a year-to-year basis unless terminated by either the Employer or the Employee upon ninety days (90) written notice to the other before January 1 of the next year.

         SECTION 3.        COMPENSATION.

                  3.1 Term of Employment. Employer will provide Employee with the following salary, expense reimbursement and additional employee benefits during the term of employment hereunder.

         (a) Salary. Effective as of October 1, 2000, Employee will be paid a salary (the "Base Salary") of Fifty Thousand Dollars ($50,000) per annum, less deductions and withholdings required by applicable law. The Base Salary will be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated). The Base Salary shall be reviewed by Employer on at least an annual basis after August 1, 2000, but may not be decreased below the Base Salary set forth above as a result of any such review.

         (b) Discretionary Bonus. The Board of Directors may, from time to time, award the Employee an additional discretionary bonus based upon such factors as the Board of Directors deems appropriate. The Employer shall have no entitlement to such a discretionary bonus until and unless so awarded by the Board of Directors.

         (c) Vacation. Employee shall receive four (4) weeks vacation time per calendar year during the term of this Agreement in addition to customary holidays afforded other employees of Employer. Any unused vacation days in any calendar year may not be carried over to subsequent years.

         (d)      Expenses. Employer shall reimburse Employee, within thirty
                  (30) days of its receipt of a reimbursement report from the Employee, for all reasonable and necessary expenses incurred by Employee on behalf of Employer.

         (f) Benefit Plans. Employee shall have the option of participating in such medical, dental, disability, hospitalization, life insurance, stock option and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other senior executives of Employer, on the terms and subject to the conditions set forth in such plans. Employee is a participant in, and unless otherwise mutually agreed by the parties, during the Term, shall be entitled


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                  to the benefits of, Employer's Long-Term Incentive Plan
                  adopted by the Compensation Committee of Employer and ratified by the Board of Directors of Employer at a meeting of each held on April 18, 2000, pursuant to which the "Loan," as hereinafter defined, may be forgiven in whole or in part.

                  3.2 Effect of Termination or Change in Control. Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder. Except upon termination by the Employer of the employment of the Employee pursuant to the provisions of Section 2(ii) hereof, Employee shall be deemed to have earned any Performance Bonus payable with respect to the fiscal year in which the Termination Date occurs on a prorated basis (based on the number of days in such calendar year through and including the Termination Date divided by 365). Any such Performance Bonus shall be payable on the date on which the Performance Bonus would have been paid had Employee continued his employment hereunder. In addition, the Employee and his eligible dependents shall be entitled to receive at the sole cost of the Employer (A) the health insurance benefits specified hereunder for a period of twelve (12) months following the Termination Date (the "Continuation Period") and following such time period, the Employee shall be entitled to all rights afforded to him under the Federal Omnibus Reconciliation Act ("COBRA") to Purchase continuation coverage of such health insurance benefits for himself and his dependents for the maximum period permitted by law, and the Employee shall be deemed to have elected to exercise his rights under Cobra as of the first day of the Continuation Period, and (B) the life insurance benefits specified hereinabove for the period of the Continuation Period.

         (i) Immediately upon a Change in Control or upon termination of this Agreement, pursuant to the provisions of Sections 2 (i) or (iii) hereof, any stock grants or options previously awarded to the Employee, either by this Agreement or otherwise, shall fully and completely vest and the Employee shall be able to retain or obtain as the case may be, such stock, as though there was no vesting period or criteria of any kind or nature, with respect to such stock. If stock options have previously been awarded to the Employee, notwithstanding any terms and conditions of such award or any plan pursuant to which such stock options were awarded, the Employee or his authorized representative shall have a period of three (3) months from the Termination Date to exercise any or all of such stock options and acquire for his own benefit the shares of stock covered by such stock options.

         (ii)     Upon termination of the Agreement pursuant to the terms of
                  Section 2(ii) or (iv) hereof, all granted but invested, at the Termination Date, stock grants or options shall be forfeited upon such termination; provided that the Employee shall be able to retain or exercise any rights for a period of one (1) month after the Termination Date, notwithstanding the terms and provisions of such stock options awarded or the plan under which they were awarded, with respect to any shares of stock granted or shares of stock covered by stock options that have fully vested as of the Termination Date.


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                  3.3      Loan Forgiveness on Change in Control. Immediately
upon a Change of Control, any balance of the Loan, together with any accrued but unpaid interest thereon to the date of forgiveness, shall be forgiven automatically without further action by the Employer or the Employee, and in addition, Employer shall pay to Employee an amount equal to the difference between (i) the actual federal, state and local income taxes payable by Employee for the year in which the Loan is forgiven, including for the purpose of such calculation the taxes resulting from the inclusion in Employee's income of the gross up payments under this Section and (ii) the amount of such taxes which would have been paid by Employee had the Loan not been forgiven. In the event it is determined that any payment hereunder is an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended, the Employer shall reimburse Employee for the excise tax imposed under such section and in addition shall pay Employee an amount equal to the additional federal, state and local income taxes payable or paid by Employee for the year in which such payment is made to Employee, including for the purpose of such calculation, the taxes resulting from the inclusion in Employee's income of the gross up payments made under this Section. The amounts payable to Employee hereunder shall be paid by Employer within five business days after Employee submits a calculation of the amount due to him under this Section, which statement may be an estimated statement based upon the information available to Employee at the time the statement is submitted. If payment is made by Employer based on such estimated payment, Employee shall submit to Employer a final statement based upon the Employee's tax return as filed for the year in question, which final statement shall be submitted not later than 30 days after the date on which Employee files his federal income tax return for such year. Such final statement shall contain a reconciliation of to the estimated statement and payment of the amounts due to or from Employee shall be paid within 3 days after the final statement has been submitted.

         SECTION 4.        COMMON STOCK.

                  4.1 Terms of Employment. So that Employee can share in the increase in value of the business of Employer over time, Employee will be granted common stock of Employer as follows:

                  (i) Stock Grant. Under the prior agreements, and upon the consummation of the public offering of Employer's common stock ("IPO"), Employee has been granted that number of shares of all classes of stock of Employer equal to one percent (1.0%) of the number of shares of all classes of stock of Employer outstanding immediately upon consummation of the IPO. Such shares so granted fully and completely vested on the date of issuance.

                  (ii) Stock Splits and Recapitalization. The number of shares of common stock granted hereby shall be automatically adjusted to reflect any change in the capitalization of Employer, including, but not limited to, such changes as stock dividends, stock splits or recapitalizations. If any adjustment under this Section would create the right of Employee to acquire a fractional share of stock, such fractional share shall be disregarded and the number of shares of common stock subject to the grant shall be the next higher number of whole shares of common stock, rounding all fractions upward.


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                  4.2      Stock Loan.

                  (i) In order to help the Employee pay any required income taxes with respect to the stock granted to the Employee pursuant to the provisions of Section
                           4.1 hereof, Employer has provided to the Employee a loan (the "Loan"). The Loan provides for payment of interest only until June 30, 2005, requires yearly payments of simple interest at the same interest rate as Employer incurs to borrow funds from its institutional lenders, is collateralized only by the stock granted and the Employee otherwise is not personally obligated to repay the Loan; provided that upon the termination of this Agreement pursuant to the provisions of Section 2(i) or (ii), the Loan shall be fully paid off within three (3) months of the Termination Date; upon the termination of this Agreement pursuant to Section
                           (iv), hereof, the Loan shall be fully paid off within one (1) year after the Termination Date and upon a Change of Control, the Loan shall be forgiven as hereinabove provided.

                  (ii) To the extent that the Employee has not repaid the entire principal balance of the Loan plus any accrued interest thereon before June 30, 2005, the Employee agrees to sell, as promptly as practicable, a sufficient number of shares of Common Stock to enable the Employee to repay the then remaining outstanding balance (unpaid principal balance and unpaid accrued interest from time to time, the ("Unpaid Balance of the Loan")) of the Loan after any taxes have been provided for (the "Required Number of Shares"), subject to the following conditions and requirements:

                           (A) Such sales shall be made in a manner which shall reasonably not disrupt the orderly trading of Common Stock, either through open market or privately negotiated transactions as long as no sales shall be made at a price lower that 1/16 below the last sales price of Common Stock publicly traded immediately prior to such sale even if such prohibition shall cause a delay in Employee's compliance with his obligation to sell Common Stock as provided hereinabove;

                           (B)      If after June 30, 2005 the Employer
                                    proposes to register any of its securities under the Securities Act for sale to the public for its own account or for the account of other security holders or both, Employer may, upon 30 days prior written notice to the Employee, require the Employee to include the Required Number of Shares in such offering and to sell such shares as part of such offering. In such event, all of the costs of registering the Required Number of Shares, including but not limited to, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for Employer; fees of the National Association of Securities Dealers, Inc., state Blue Sky fees and expenses, transfer taxes, fees of transfer agents and registrars and


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                                    costs of insurance; and all underwriting
                                    discounts and selling commissions
                                    applicable to the sale of shares other than the Required Number of Shares, shall be paid by Employer. Notwithstanding the above, the Employee shall pay all underwriting discounts and selling commissions directly payable with respect to the registration of the Required Number of Shares; or

                           (C) If, as of December 31, 2005, Employee has not yet disposed of the Required Number of Shares, Employer will repurchase from the Employee the Required Number of Shares at a per share price equal to 1/16 lower than the average of the closing sales price for the Common Stock as reported on the national stock exchange on which Employer's stock trades for a ten (10) day period prior to the date of such sale to Employer, provided, however, that such repurchase shall only be required if it can be effected in a manner that complies with all applicable securities laws.

                  Notwithstanding anything contained herein to the contrary, the Employee shall not be required to sell any of the Required Number of Shares unless the net proceeds paid to the Employee as a result of such shares equals or exceeds 150% of the IPO Price per share.

                  Nothing in this Section 4.2(ii) shall be construed to require the Employee to sell common stock except in compliance with all applicable securities laws. Any delay imposed due to compliance with requirements of applicable securities laws shall suspend the Employee's obligation to sell Common Stock as otherwise provided hereinabove.

                  Lastly, notwithstanding anything to the contrary contained in this Section 4.2(ii), the Employee shall have the right but not the obligation, at any time and from time to time, to repay the Unpaid Balance of the Loan from his personal resources.

                  4.3 Securities Act. THE SHARES OF COMMON STOCK (THE "SHARES") GRANTED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, THE SHARES ARE OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY
SECTION 4(2) OF THE ACT AND CERTAIN RULES AND REGULATIONS PROMULGATED PURSUANT THERETO. THE SHARES MAY NOT BE TRANSFERRED BY THE EMPLOYEE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO EMPLOYER AND ITS COUNSEL, WHICH ACCEPTANCE SHALL NOT BE UNREASONABLY WITHHELD, THAT SUCH REGISTRATION IS NOT REQUIRED.

                  At such time as counsel for the Employee, which is acceptable to Employer, which acceptance shall not be unreasonably withheld, opines that the aforementioned stock restriction and legend can be removed from the certificates representing stock granted pursuant to Section 4.1 (i) hereof in accordance with applicable securities law, Employer agrees to delete


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any such legend from the certificates representing such shares that have been so granted.

         SECTION 5.        PARTIAL RESTRAINT ON COMPETITION.

                  5.1 Definitions. For the purposes of this Section 5, the following definitions shall apply.

                  (a) "Company Activities" means the business of construction and maintenance of railway beds and tracks; construction and maintenance of elevated rail systems and structures; construction and maintenance of railway switching and signaling equipment, distributorships and supply in the field of rail and railway construction materials; distributorships and supply in the field of electromechanical controls for use in the railroad industry, namely, railway switching equipment and railway signaling equipment; and design for others in the field of railroad industry, namely, engineering design of rail and railway related structures and equipment or any other business of the Employer and its consolidated (for financial accounting purposes) subsidiaries, (the "Consolidated Group") which said entities are engaged in on the Termination Date as long as such business generated gross sales of at least 10% or more of the total gross sales of the Consolidated Group for the most recent fiscal year of the Employer before or on the Termination Date.

                  (b) "Competitor" means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Employer or its affiliates or subsidiaries, engaged, wholly or partly, in Company Activities.

                  (c) "Competitive Position" means (i) having any financial interest in a Competitor, including but not limited to, the direct or indirect ownership or control of all or any portion of a Competitor, or acting as a partner, officer, director, principal, agent or trustee of any Competitor or (ii) engaging in any employment or independent contractor arrangement, business or other activity with any Competitor whereby Employee will serve such Competitor in any senior managerial capacity.

                  (d) "Confidential Information" means any confidential, proprietary business information or data belonging to or pertaining to Employer that does not constitute a "Trade Secret" (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding Employer's customers or actively sought prospective customers, acquisition targets, suppliers, manufacturers and distributors gained by Employee as a result of his employment with Employer. Information shall be excluded from this definition if (i) it, at the time of disclosure, is generally known to the trade or public, (ii) it becomes at a later date generally known to the trade or


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                           public through no fault of the Employee, (iii) it is
                           known or possessed by the Employee prior to the effectiveness of this Agreement, (iv) it is disclosed to the Employee in good faith by a third party who has a right to such information, (v) it is disclosed in compliance with a subpoena or court order or (vi) it is possessed by the recipient of the information prior to receipt of same from the Employee.

                  (e) "Customer" means actual customers or actively sought prospective customers of Employer during the Term.

                  (f) "Noncompete Period" or "Nonsolicitation Period" means the period beginning the date hereof and ending on the first anniversary of the termination of Employee's employment with Employer; provided that such Noncompete Period or Nonsolicitation Period shall end on the Termination Date in the event this Agreement is terminated pursuant to the provisions of Section 2(iii), hereof and, provided further, that the Noncompete Period or Nonsolicitation Period may be shortened, at the discretion of the Board of Directors of Employer.

                  (g)      "Territory" means the area within a one hundred
                           (100) mile radius of any corporate office or job site of Employer or any of its subsidiaries, affiliates or divisions.

                  (h) "Trade Secrets" means information or data of or about Employer, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning Employer's finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that are not generally known to, and/or are not readily ascertainable by legal means by, other persons. Information and/or data shall be excluded from this definition if (i) it, at the time of disclosure, is generally known to the trade or public or (ii) it becomes at a later date generally known to the trade or public through no fault of the Employee.

                  (i) "Work Product" means any and all work product property, data documentation or information of any kind prepared, conceived, discovered, developed or created by Employee for Employer or its affiliates, or any of Employer's or its affiliates' clients or customers for utilization in Company Activities, not generally known by and/or not readily ascertainable by proper means by other persons who can obtain economic value from their disclosure or use.

                  5.2      Trade Name and Confidential Information.

                  (a) Employee hereby agrees that with regard to each item constituting all


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                           or any portion of the Trade Secrets and Confidential
                           Information, at all times during the Term and all times during which such item continues to constitute a Trade Secret or Confidential Information, respectively;

                  (b) Employee shall not, directly or by assisting others own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of Employer or name confusingly similar thereto, without the prior written consent of Employer;

                  (c) Employee shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information, without the prior written consent of Employer; and

                  (d) Employee shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist Employer, to the extent necessary, in the procurement or any protection of Employer's rights to or in any of the Trade Secrets or Confidential Information.

                  (e) Upon the request of Employer and, in any event, upon the termination of Employee's employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals and other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Employee's services hereunder or Employer's business or containing Trade Secrets or Confidential Information, whether made or complied by Employee or furnished to Employee from another source by virtue of Employee's employment with Employer.

                  (f) To the greatest extent possible, all Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss.101 et seq., as amended) and owned exclusively by Employer. Employee hereby unconditionally and irrevocably transfers and assigns to Employer all rights, title and interest Employee may have in or to any and all Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Employee agrees to execute and deliver to Employer any transfers, assignments, documents or other instruments which Employer may deem necessary or appropriate to vest complete title and ownership of any and all such Work Product, and all rights therein, exclusively in Employer.

                  5.3      Noncompetition.


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

                  (a) The parties hereto acknowledge that Employee is conducting Company Activities throughout the Territory. Employee acknowledges that to protect adequately the interest of Employer in the business of Employer it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

                  (b) Employee hereby agrees that, during the Term and the Noncompete Period, Employee will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position with Employer. Employee shall notify Employer promptly in writing if Employee receives an offer of a Competitive Position during the Noncompete Term, and such notice shall describe all material terms of such offer.

                  Nothing contained in this Section 5 shall prohibit Employee from acquiring not more than five percent (5%) of any Competitor, or from acquiring any percentage of any company which is non-competitive with Employer, whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

                  5.4 Nonsolicitation During Employment Term. Employee hereby agrees that Employee will not, during the Term, either directly or indirectly, alone or in conjunction with any other party:

                  (a) solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term, or

                  (b) solicit or attempt to solicit any officer, director, employee, consultant, contractor, agent, lessor, lessee, licensor, licensee, supplier or any shareholder of any of the Founding Companies or other personnel of Employer or any of its affiliates or subsidiaries to terminate, alter or lessen that party's affiliation with Employer or such affiliate or subsidiary or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Employer.

                  5.5 Nonsolicitation During Nonsolicitation Period. Employee hereby agrees that Employee will not, during the Nonsolicitation Period, either directly or indirectly, alone or in conjunction with any other party:

                  (a) solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the, purpose of providing the Customer with services or products that qualify as Company Activities during the Term; provided, however, that the covenant in this clause shall limit Employee's conduct only with respect to those Customers with whom Employee had substantial contact (through direct or supervisory interaction with the Customer or the Customer's account) during a period of time up to but no


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

                           greater than two (2) years prior to the last day of the Term; or

                  (b) solicit or attempt to solicit any officer, director, employee, consultant, contractor, agent, lessor, lessee, licensor, licensee, supplier or any shareholder of any of the Founding Companies or other personnel of Employer or any of its affiliates or subsidiaries residing at the time of the solicitation in the Territory to terminate, alter or lessen that party's affiliation with Employer or such affiliate or subsidiary or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Employer. For purposes of this clause (b), employees, consultants, contractors, or other personnel are those with knowledge of or access to Trade Secrets and Confidential Information of the Employer.

                  5.6 Binding Arbitration. The parties shall refer any dispute as to whether or not the Employee has violated the provisions of this
Section 5 to a mediator and, in the event that mediation is unsuccessful, such dispute shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be selected by the mediator. The cost of the mediator and, if necessary, the arbitrator and all other costs of the mediation and, if necessary, the arbitration shall be split equally between the Employee and the Employer, except for attorneys fees which shall be paid by the party employing such attorney.

         SECTION 6.        MISCELLANEOUS.

                  6.1 Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer.

                  6.2 Survival of Obligations. The covenants in Section 5 of this Agreement shall survive termination of Employee's employment, except in the case of termination of this Agreement pursuant to the provisions of Section 2(iii) hereof, in which case they shall terminate also and have no further force or legal effect as of the Termination Date.

                  6.3 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by telecopy transmission or sent by any express mail service, postage or fees prepaid at the following addresses:

                  Employer

                           RailWorks Corporation
                           6225 Smith Avenue
                           Suite 200
                           Baltimore, MD 21209
                           Attention: RailWorks Chief Executive Officer
                           Telecopy No.: (410) 580-6099


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

                  Employee

                           Mr. John Kennedy
                           561 Brentwater Road
                           Camp Hill, PA 17011

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

                  6.4 Binding Effect. This Agreement ensures to the benefit of, and is binding upon, Employer and their respective successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

                  6.5 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes and terminates all prior employment and compensation agreements, arrangements and understandings between or among Employer and Employee including, without limitation, the Prior Agreement. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

                  6.6 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Maryland. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court of other governmental or judicial authority or by any board of arbitrators by reasons of such party or its counsel having or being deemed to have structured or drafted such provision.

                  6.7 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  6.8 Specific Performance. Each party hereby agrees that any remedy at law for any breach of provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

                  6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  6.10 Other Employment Agreements. Without the prior written consent of Employee, no person that is subsequently hired by RailWorks in a position comparable to the position held by Employee shall be offered an employment agreement that contain benefits that are more favorable to such person than the terms contained herein.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    RAILWORKS CORPORATION


                                    By: /s/ John G. Larkin
                                       -----------------------
                                       John G. Larkin
                                       Chief Executive Officer

                                    EMPLOYEE


                                    By: /s/ John Kennedy
                                       -----------------------
                                       John Kennedy


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